Bold Conscious Leaders



Invest

Deadline June 1, 2021
in 2 months

Unit Price
$0.10

Total Raised
$0

Valuation
$12,000,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Emerging coaches across the globe lack a ready solution to launch their courses and programs as a business. LiveMasterminds (LMM) is a global marketplace technology platform and an ecosystem that empowers coaches to be bold and embark on their entrepreneurship journey. We help them to launch and scale their service-based businesses to maximize their individual and collective impact.

The exponential growth in demand for learning and development is global and LiveMasterminds opens up the possibility for coaches to engage worldwide in countries where reliable power and internet is available.

DEAL HIGHLIGHTS

- $100,000 in revenues in just four months since launching our coaching business
- Two-founder Leadership Team with more than 60+ combined experience

PROBLEM



Most business coaches, even if they are certified, do not know how to transform their passion for helping others into a business. They tend to be "givers"and are usually undercharged or providing services for free. They rarely see coaching as a business that could scale beyond 1:1 sessions, group sessions, or online courses. Self-education is becoming a new norm, as accelerated learning and deployment of the new skills also enhances growth in learning and development. Additionally, recent technological advances and the COVID-19 pandemic have expanded coaching from a local market to global. Anyone can coach anyone anywhere in the world, virtually. The industry, however, consists mostly of individuals thus making it harder to meet the burgeoning demand for the right fit between clients and coaches. More than 90% of new coaches are unable to create sustained revenues for several years.

> "According to a 2018 report by PwC, the Coaching Industry is the second fastest growing sector in the world."

SOLUTION

WE PROVIDE COACHES AND LEADERS ACCESS TO A PLUG-AND-PLAY INFRASTRUCTURE AND RESOURCES THAT THEY NEED TO:

- Step up and create their unique expression (through business) fearlessly
- Market themselves effectively, ***globally***
- Enroll more clients through our proprietary programs
- Access most reliable resources in this business through LMM's distribution platform and easy interface
- Support and scale their businesses, through LMM's affiliate partnerships and collaborations with other coaches in various niches
- Services that most business require: accounting, legal, insurance, through LMM's selected partners

LMM is a go-to distribution / marketplace platform that brings together: coaches, clients, resources, technology, and support services

> “The coaching industry will remain fragmented until a few partnerships build a brand, collect stellar people, weed out those who are not so good, and create a reputation for outstanding work.”
>
> Harvard Business Review

BUSINESS MODEL

Our multi-faceted business model includes:

Subscription: We offer four levels of subscriptions. **Entry level** allows coaches and service providers to access their road map, basic resources to launch their business and be able to access a certain set of clients based on the level of the coaching they offer. **The next three levels** are based on the depth of other services required and the scale that the coaches are able to achieve on the platform. There may be a fee-sharing in rare cases, which will be disclosed upfront.

Affiliations: We receive affiliation fees for distributing certain products, technology platforms, and also offering LMM platforms for distribution of other course platforms. Clients who are simply looking for coaching do not pay a fee.

Referral fees: We receive referral fees from certain providers of services that use our platform, These may include: accounting firms, law firms, insurance and other such providers.

Coaching and Consulting: We will continue to serve our clients interested in our proprietary programs for which we currently get paid fees. There may be occasions when the founders may themselves be jointly involved in high-end consulting and C-Level coaching.

MARKET

The coaching industry is the only industry where experts hire other experts: in other words, great coaches have coaches. The more accomplished they become, the more coaches they hire to help them skill up or level up in every area of their lives.

According to PwC, the estimated **global** total **revenue** from **coaching** in 2019 was $2.849 billion USD, representing a 21% increase over the 2015 estimate.The estimated market size of the Coaching Industry was $15 billion in 2019 with a total of $7.5 billion in the US alone. It is expected that the market value will reach $20 billion by 2022 with a 6.7% average yearly growth rate from 2019 to 2022.

TEAM



Raju Panjwani

18 years at Morgan Stanley, following 5 years at PwC, Raju has held leadership and global roles throughout his career. As a start-up leader for the past 16 years, his industry experience cuts across: securities markets, risk management, investment banking, FinTech, technology-enabled services and asset management. Helping others build conscious businesses is his passion.



Triccia Ramos

Employee-turned entrepreneur, Triccia transitioned out of a 20-year career in corporate leadership and operations management to launch a full time business as a Certified High Performance Coach. Her passion lies in helping entrepreneurs through deep transformative work that frees them to focus on their growth and contribution to others.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Technology platfrom	$100,000	9.3%
Brand, Marketing & Sales	$100,000	9.3%
Leadership expansion	$385,000	36.0%
Studio, technology	$385,000	36.0%
Partnerships	$47,570	4.4%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Membership units, under registration exemption 4(a)(6), in LiveMasterminds.com LLC, doing business as Bold Conscious Leaders. This offering must raise at least $10,000 by June 1, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Bold Conscious Leaders may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

130,700,000 units
× $0.10 per unit

$13,070,000 implied valuation

PITCH DECK


LIVE
MASTERMINDS
Live Masterminds:
THE GLOBAL ECOSYSTEM FOR HEART-LED COACHES

Open

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FINANCIALS

Bold Conscious Leaders' official name is LiveMasterminds.com LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Instagram
- Raju Panjwani Linkedin
- Triccia Ramos Linkedin

LiveMasterminds is a "plug-and-play" ecosystem that allows business coaches to readily launch their dream projects. Our platform provides a clear road map and the tools to begin right away. We provide access to curated selection of technology partnerships, relevant resources, global coaching communities and collaboration opportunities, all in a user-friendly technology platform:

- We have partnerships with selected influencers in this business
- We provide the tools to demystify social media marketing challenges
- We have affiliates throughout the coaching industry
- Access to financing and funding sources, when growth and scale is needed
- Specialized consulting services

UPDATES

Apr 1, 2021 • Primary offering of 10,700,000 units at $0.10

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